L  A  W  Y  E  R  S
RYAN SWANSON & CLEVELAND
1201 Third Avenue, Suite 3400
Seattle, Washington 98101-3034
(206) 464-4224

DEBTORS' MOTION FOR AN ORDER (A) AUTHORIZING ERNST HOME
CENTER, INC. TO CONDUCT GOING OUT OF BUSINESS SALES, (B)
AUTHORIZING THE RETENTION OF AOS INVESTMENTS, LLC AS
LIQUIDATION AND REAL ESTATE CONSULTANT (C) APPROVING
PROCEDURE TO REJECT LEASES AND (D) GRANTING OTHER RELIEF

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In re:

ERNST HOME CENTER, INC. and EDC, INC.,

Debtors.

Taxpayer Identification Nos. 91-0213470,
911542092 Debtors' Address:
1511 Sixth Avenue
Seattle, WA  98101


BANKRUPTCY NO. 96-10129
BANKRUPTCY NO. 96-10135
(jointly administered)

DEBTORS' MOTION FOR AN ORDER (A) AUTHORIZING ERNST HOME
CENTER, INC. TO CONDUCT GOING OUT OF BUSINESS SALES, (B)
AUTHORIZING THE RETENTION OF AOS INVESTMENTS, LLC AS
LIQUIDATION AND REAL ESTATE CONSULTANT, (C) APPROVING
PROCEDURE TO REJECT LEASES AND (D) GRANTING OTHER RELIEF

Ernst Home Center, Inc. ("Ernst"), one of the above-captioned debtors and debtors-in-possession (collectively, the
"Debtors"), hereby moves the Court for an order, pursuant to sections 105(a), 327(a), 363(b) and 365(a) of title 11 of the United States Code

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(the "Bankruptcy Code"), (a) authorizing Ernst to conduct
going out of business sales, (b) authorizing Ernst to retain AOS Investments, LLC ("AOS") as a liquidation and real estate consultant pursuant to the terms of the Consulting Agreement (as defined below), (c) approving a procedure to reject leases and (d) granting other relief (the "Motion"), and in support thereof, respectfully represents:

BACKGROUND

1. On July 12, 1996 (the "Petition Date"), the Debtors filed their respective voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware (the "Delaware Court"). The cases were transferred to this Court by an order of the Delaware Court dated August 28, 1996. The Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

2. This Court has jurisdiction over this Motion pursuant to 28 U.S.C. Section 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2). The statutory bases for the relief sought herein include sections 105(a), 327(a), 363(b) and 365(a) of the Bankruptcy Code.

3. Ernst is a leading home improvement, hardware and garden retailer in the northwestern United States that targets do-it-

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yourself customers with a comprehensive offering of leading national brands and private label products at competitive prices.
Ernst currently operates fifty-three stores (the "Retail Stores") located in six states.

4. EDC, Inc. ("EDC") is a wholly owned subsidiary of Ernst. EDC operates a 420,000 square-foot distribution facility (the "Distribution Center"), which is utilized solely by Ernst. The Distribution Center stocks approximately 10,000 stock keeping units, many of which represent Ernst's best-selling items.

5. AOS is a Delaware limited liability company whose members are The Ozer Group, The Alamo Group and Schottenstein Bernstein
Capital Group.

6. On the Petition Date, Ernst closed twenty-five Retail Stores (the "Closed Stores"). In connection with such store closings and as a means to maximize the value of Ernst's inventory located at such Closed Stores, Ernst, as authorized by the Delaware Court, conducted going out of business sales at eleven of the Closed Stores. In those Closed Stores where going out of business sales were not conducted, Ernst transferred inventory either to the Distribution Center or to other Retail Stores for sale in the ordinary course of its business. These initial going

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out of business sales and inventory transfers were completed on or about September 30, 1996.

7. Thereafter, Ernst determined, in the ordinary course of its business, to close seven additional retail stores and conduct going out of business sales at such locations. By order dated October 4, 1996, the Court approved the going out of business sales at these additional locations and, as of the date hereof, such sales are continuing.

8. In conjunction with the foregoing going out of business sales, Ernst attempted to significantly pare down its expenses by implementing substantial cost-cutting measures at both the general corporate and Retail Store levels. Notwithstanding these cost-cutting efforts, and in spite of the cash generated by its going out of business sales, Ernst continues to suffer significant operating losses, resulting in a deterioration in value of Ernst's estate with each passing day. Despite Ernst's best efforts, sales are inadequate to stem ongoing operating losses, much less generate a profit. As a result, at a meeting held on November 11, 1996, Ernst's management determined that a reorganization of Ernst's business is simply not feasible and that an orderly liquidation or other disposition of its business would yield maximum value for Ernst's estate and creditors.

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9. Subject to the Court's approval, Ernst intends to maximize the value of its inventory and other assets by conducting going out of business sales (the "GOB Sales") at substantially all of the remaining Retail Stores set forth on Exhibit A annexed hereto
(the "GOB Stores"). In addition, Ernst intends to begin an immediate marketing effort with respect to the leases and fee interests related to (a) 52 of the Retail Stores, (b) the stores subject to the Court's October 4, 1996 order and (c) the store location in Milton, WA which was previously closed by Ernst (collectively, the "Leases"), all in an attempt to sell, assign or otherwise dispose of such Leases for maximum value. (1)

RELIEF REQUESTED

10. By this Motion, pursuant to sections 105(a), 327(a), 363(b) and 365(a) of the Bankruptcy Code, Ernst seeks an order from this Court authorizing it to: (a) conduct the GOB Sales in the GOB Stores pursuant to the Consulting Agreement described below, (b) retain AOS as its consultant to provide consulting and advisory services in connection with the GOB Sales and Ernst's marketing effort related to the Leases, (c) implement the store closings

(1) The lease related to Ernst's store location in Bellevue, WA (which is a GOB Store) shall not be included as part of the Lease marketing effort inasmuch as, by prior order of this Court, such lease has been previously assumed and assigned.
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and asset transfers which Ernst determines to be necessary
concomitant with the GOB Sales and (d) approve certain rejection procedures with respect to the Leases.

Retention of AOS and the Consulting Agreement

11. Ernst seeks to retain AOS to provide consulting and advisory services for purposes of conducting the GOB Sales and marketing the Leases. Subject to Court approval, Ernst entered into that certain Consulting Agreement, dated as of November 18, 1996, by and between Ernst and AOS, a copy of which is annexed hereto as Exhibit B and incorporated herein by reference (the "Consulting Agreement"). Hiring AOS to assist Ernst in (a) liquidating the inventory and furniture, fixtures and equipment ("FF&E") in the GOB Stores and the Distribution Center and (b) marketing the Leases will enable Ernst to maximize the value of these assets for the benefit of all creditors. Indeed, Ernst believes the results of the GOB Sales and the proceeds from Lease dispositions will be substantially enhanced by AOS and that it would be more costly for these estates to undertake such efforts without AOS.
(2)

12. The terms and conditions of the Consulting Agreement were negotiated at arms-length and in good faith by Ernst and AOS.

(2) The Creditors Committee fully participated in the selection of AOS as a liquidation and real estate consultant and the negotiation of the Consulting Agreement, and consents to the transactions proposed herein.

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The material terms and conditions of the Consulting Agreement are, in pertinent part, as follows: (3)

a. Duration of GOB Sale.  AOS shall be authorized to conduct GOB
Sales at the GOB Stores from the Sale Commencement Date (expected to be on or about November 22, 1996) through February 15, 1997.

b. Sale Fee. At the conclusion of the GOB Sale, AOS shall receive a fee based upon the following Net Recoveries (or any portion thereof):

Net Recovery   AOS Fee
0% - 45%       0
45% - 46%      15% of this 1%
46% - 47%      25% of this 1%
47% - 48%      35% of this 1%
48% - 49%      40% of this 1%
49% - and      above30% of the excess

Net Recovery is defined as a fraction (a) the numerator of which is the difference between Net Sales and Sale Expenses and (b) the denominator of which is the Adjusted Retail Value.

c. Inventory. No physical inventory will be taken in connection with the GOB Sales. Rather, the aggregate inventory value (upon which the Sale Fee will be based) shall be determined by the gross rings method as hereinafter set forth.

d. Retail Value. The Retail Value of the Merchandise shall be the sum of Net Sales (which shall mean sales of any kind by any means, less applicable sales taxes, refunds and credits) and Markdowns (the difference between the lowest shelf, bin, marked,

(3) Terms used but not defined herein shall have the meanings ascribed to them in the Consulting Agreement. To the extent the description of the Consulting Agreement set forth herein is inconsistent with the Consulting Agreement, the Consulting Agreement itself shall govern.
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UPC or "scan" price of such items (exclusive of sales, excise and gross receipts taxes and installation or other charges) and the selling price of such item during the GOB Sale). The Retail
Value will thereafter be adjusted to account for an estimated shrinkage factor that will occur during the GOB Sale, and markdowns for Display Merchandise, Defective Merchandise and Out of Season Merchandise. The Retail Value, as so adjusted, shall be the Adjusted Retail Value.

e. Sale Expenses. The Sale Fee shall be net of any Sale Expenses. Sale Expenses will include, inter alia, Occupancy Costs on and after the Sale Commencement Date, certain employee wage and related benefit costs, insurance, maintenance, advertising, security, cleaning, telephone charges, bank fees and chargebacks and out-of-pocket expenses related to AOS' principals. Prior to the Sale Commencement Date, AOS shall submit, and Ernst shall approve, an Expense Budget, including Sale Expenses. AOS shall be responsible for all expenses that are not reflected on the Expense Budget.

f. FF&E. AOS shall receive a 10% commission on the sale of all Ernst-owned FF&E.

g. Leases. On and after the Approval Date, AOS will manage the Leases and market them for sale, assignment or other disposition. Ernst shall be responsible for the payment of all Recurring Carrying Costs with respect to the Leases. AOS shall be entitled to a fee in the following amounts, based upon the aggregate Net Income to Ernst's estate (or any portion thereof) from the sale, assignment or other disposition of all Leases which are arranged by AOS with a third party (including a landlord) (the "Lease Fee"):

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Net Income            Lease Fee
$0-$5 million         0
$5-$10 million        8% of this amount
$10-$15 million       17% of this amount
$15 million and over  25% of this amount

Net Income is defined as the proceeds from any sale, assignment or other disposition of a Lease less (a) Recurring Carrying Costs attributable to such Lease, (b) other miscellaneous expenses (as set forth in the Carrying Cost Budget) incurred in connection with the marketing and disposal of such Lease and (c) other expenses related to such Lease but not attributable as a Recurring Carrying Cost (including, without limitation, costs related to tenant improvements but not including Excluded Expenses), such amounts to be agreed upon by the parties prior to incurrence of such cost or expense.

h. If AOS reduces or causes the reduction of the Lease rejection claims set forth on Exhibit 8.1(f) to the Consulting Agreement in an aggregate amount in excess of $15 million, AOS shall be entitled to an additional fee of 2% of all such excess amounts.

i. Ernst may decide, in its sole discretion, to reject a particular Lease upon five (5) days' written notice to AOS, whether such decision is made at the request of AOS or otherwise.
Ernst is responsible for the payment of any and all claims arising out of or related to the rejection of a Lease. Ernst will seek this Court's approval to make any such rejection effective on five (5) days' written notice to the affected landlord.

j. Ernst may, in its sole discretion, accept or reject any sale, assumption and assignment and/or other disposition of a Lease proposed by AOS within three (3) business days of such proposal. Any sale, assumption and assignment and/or other disposition of any Lease shall be subject to the approval of the Court, upon

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proper application thereto, in accordance with applicable
provisions of the Bankruptcy Code. Ernst shall use its reasonable best efforts to obtain such Court approval as soon as reasonably practicable after its acceptance of a proposed transaction.

k. Term. The term of the Consulting Agreement shall commence on the Approval Date and shall continue until the earlier of the date on which: (a) all Leases have been rejected, sold, assumed and assigned or otherwise disposed of; or (b) the Carrying Cost Budget has been exhausted, unless otherwise agreed by Ernst and AOS.

l. Costs and Expenses. If, at the hearing on this Motion, the Court does not approve AOS' retention, or Ernst retains another consultant, AOS shall be entitled to reimbursement of (i) its reasonable out-of-pocket expenses, including reasonable attorneys' fees (up to $50,000) and (ii) certain signage expenses incurred in anticipation of the Sale Commencement Date (up to $100,000), in connection with the Consulting Agreement and AOS' due diligence in respect thereof, up to a maximum of $150,000. Any such signage shall become the property of Ernst upon payment therefor to AOS.

13. Ernst believes that the terms and conditions of the Consulting Agreement are fair and reasonable and that the Consulting Agreement represents the exercise of Ernst's sound and prudent business judgment.

14. Ernst has selected AOS as its consultant because of AOS' extensive experience in conducting going out of business sales for numerous retailers throughout the country and its extensive knowledge of and familiarity with the Leases and the commercial

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real estate market in the Pacific Northwest.  As this Court is aware, AOS is presently managing and marketing 24 other leasehold interests of Ernst. Accordingly, AOS brings to this transaction substantial experience and knowledge of both Ernst and the marketplace. AOS is uniquely qualified to render consulting and advisory services to Ernst in respect of the GOB Sales and the Lease marketing effort.

15. To the best of Ernst's knowledge, information and belief, other than in connection with these cases, AOS has no connection with Ernst, its creditors or any other party in interest herein or their respective attorneys or accountants, except that from time to time, AOS (a) may have appeared in the past, and may appear in the future, in other cases where one or more of the above parties may have been or may be involved and (b) may have been retained by certain creditors and other parties in interest or their attorneys, accountants or professionals in matters unrelated to these cases.

16.To the best of Ernst's knowledge, information and belief, AOS represents no interest adverse to
Ernst or its estate in the matters for which it is proposed to be retained. Ernst submits that its employment of AOS is in the best interests of Ernst, its estate and creditors. A declaration executed on behalf of AOS by William S. Weinstein, a principal of The Ozer Group, in accordance with the provisions of section 327 of the Bankruptcy Code and Rule 2014 of the Federal Rules of

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Bankruptcy Procedure is annexed hereto as Exhibit C and
incorporated herein by reference (the "Weinstein Declaration").
Ernst's knowledge, information and belief regarding the matters set forth in this Motion are based, and made in reliance, upon the Weinstein Declaration.

17. Ernst requests that it be authorized to pay AOS its fees and expenses relating to the GOB Sale and the Lease marketing program in accordance with the terms of the Consulting Agreement. AOS' fees under the Consulting Agreement are based upon a fixed formula; AOS is not required to keep hourly records in connection with its services. Accordingly, Ernst requests that AOS not be required to submit any fee applications for allowance of compensation and reimbursement of expenses under the Consulting Agreement and not be subject to the Court's administrative order concerning fee applications.

Authority to Conduct GOB Sales and Implement
Store Closures and Asset Transfers

18. As part of its effort to conduct an orderly and speedy liquidation of its business operations, Ernst seeks this Court's approval to conduct GOB Sales at the GOB Stores. The GOB Stores have inventory that must be promptly sold in order to maximize its value. Ernst believes that, with the busy Christmas season

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approaching, it is imperative that the GOB Sales commence as soon as possible.

19. In addition, during the course of the GOB Sales, Ernst may desire to close one or more of the GOB Stores if it determines in the exercise of its business judgment that such closing represents the most prudent disposition of a particular location, and thereafter, to transfer inventory, equipment and other remaining assets to a GOB Sale location for sale or other disposition. Moreover, Ernst has a significant amount of inventory located at the Distribution Center which it intends to transfer to the GOB Stores for sale. Ernst requests that it be authorized to implement such store closures and asset transfers.

20. Accordingly, Ernst seeks authority to: (a) sell all inventory, furniture, fixtures and equipment at the Retail Stores through "going out of business" sales; and (b) transfer certain of the inventory and other assets located at the GOB
Stores to be closed and the Distribution Center to other GOB
Stores for disposition in the GOB Sales or otherwise.

21. Section 363(b) of the Bankruptcy Code provides that the debtor "after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C. Section 363(b). Conducting a GOB Sale is therefore


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governed by section 363(b) of the Bankruptcy Code.  Indeed, it is well settled that one of the fundamental policies of the bankruptcy process is to allow the debtor-in-possession to marshall and maximize estate assets. See, e.g., In re Ames Dept. Stores, Inc., 136 B.R. 357, 359 (Bankr. S.D.N.Y. 1992). Section 363(b) fosters that policy by enabling a debtor-inpossession to sell all or some of its assets outside of the context of a plan of reorganization. Id.

22. To approve the use, sale or lease of property out of the ordinary course of business under section 363(b), this court must find "some articulated business justification" for the proposed use. See, e.g., Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983); In re
Walter, 83 B.R. 14 (9th Cir. BAP 1988); In re Wilde Horse Enterprises, Inc., 136 B.R. 830 (Bankr. C.D. Cal. 1991); In re Industrial Valley Refrig. & Air Cond. Supp., 77 B.R. 15 (Bankr. E.D. Pa. 1987). Courts considering whether "some articulated business justification" exists for a particular transaction and, in particular, a transaction involving substantially all of the assets of a debtor, typically require a debtor to establish four elements: (a) that a sound business purpose justifies the sale of assets outside the ordinary course of business; (b) that accurate and reasonable notice has been provided to interested persons;
(c) that the debtor has obtained a fair and reasonable price; and

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(d) good faith.  In re Lionel Corp., 722 F.2d at 1071; In re
Wilde Horse Enterprises, Inc., 136 B.R. at 841; In re Alpha Industries, Inc., 84 B.R. 703, 705-06 (Bankr. D. Mont. 1988).
Ernst submits that the terms of the Consulting Agreement and Ernst's request to conduct the GOB Sales satisfies each of these elements and should be approved.

23. Articulated Business Justification and Maximization of Value. Simply put, given Ernst's current circumstances, permitting the GOB Sales represents the best vehicle for quickly maximizing the value of Ernst's inventory and stemming the operating losses that, notwithstanding its cost-cutting efforts, Ernst has continued to endure since the commencement of these Chapter 11 cases. As a result of these losses, the value of Ernst's estate continues to deteriorate precipitously. Ernst believes that conducting the GOB Sales in accordance with the Consulting Agreement will stem such losses and enable Ernst to maximize the value of its inventory and other related assets as promptly as possible for the benefit of all creditors.

24. Moreover, to the extent that the GOB Sales are conducted during the busy Christmas holiday selling season, Ernst believes that the GOB Sale will bring more value than could be expected at any other time of the year. Finally, given AOS' experience in

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conducting similar going out of business sales for other troubled retailers, Ernst is confident that the GOB Sales will ultimately be successful. Accordingly, Ernst fervently believes that conducting the GOB Sales and approval of the Consulting Agreement is in the best interests of its estate and creditors.

25. Notice. Pursuant to an order of this Court dated November 18, 1996, notice of this Motion has been given to the Creditors Committee, Ernst's secured lenders, AOS, the lessors of the GOB Stores, the unofficial landlords committee, the state attorneys general (or other appropriate state official) in those jurisdictions where the GOB Sales will be conducted, the United States Trustee and those parties having requested notices in these cases. In view of the emergent circumstances in this instance, and Ernst's need to commence the GOB Sale in time to take full advantage of the Christmas shopping season, Ernst submits that the notice period approved by the Court provides ample time for parties in interest to submit objections to this Motion.

26. Good Faith. Ernst submits that the Consulting Agreement was negotiated at arm's length and in good faith by Ernst and AOS.

27. Moreover, Ernst submits that the GOB Sales are prompted by the need to maximize Ernst's assets as quickly as possible in light of its decision to conduct an orderly liquidation of its

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business, and is not an attempt to implement, sub rosa, a plan.
See, e.g., In re Naron & Wagner, Chartered, 88 B.R. 85, 88 (Bankr. D. Md. 1988) ("[t]he sale proposed here is not a sub rosa plan because it seeks only to liquidate assets, and the sale will not restructure rights of creditors . . ."). A comprehensive plan cannot be negotiated and confirmed in this case within the limited time available to Ernst while at the same time maximizing the value of Ernst's assets for creditors. See Delaware & Hudson NY Co., 124 B.R. at 178-79 (proposed sale affirmed where "shutting down [debtor's business] while preparing a disclosure statement and reorganization plan would result in significant costs to the estate and would be lengthy, complex and litigation filled process"). In view of the approaching Christmas season, Ernst believes that it must commence the GOB Sale as soon as possible in order to realize maximum value on its inventory and other related assets for the benefit of all creditors. Given the restraints of the holiday calendar, negotiation of a plan at this time is simply not possible. During or upon completion of the GOB Sales, Ernst intends to negotiate a plan of liquidation with the Creditors Committee and its secured lenders and submit such plan to the Court for confirmation.

28. Bankruptcy courts (including this one) have often approved similar requests by debtors to retain liquidation consultants and

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to conduct going out of business sales, finding that such relief is entirely consistent with applicable provisions of the Bankruptcy Code. See, e.g., In re Ernst Home Center, Inc, et. al., Nos. 96-10129 and 96-10135 (Bankr. W.D. Wash. 1996) (order authorizing, inter alia, the debtor to conduct going out of business sales); In re Edison Brothers Stores, Inc., No. 95-1354 (Bankr. D. Del. 1995) (PJW) (order approving retention of liquidator under section 327 of the Bankruptcy Code and authorizing store closing sales); In re Herman's Sporting Goods, Inc., No. 93-1529 (Bankr. D.N.J. Apr. 7, 1993) (order authorizing debtor to close certain stores, to conduct going out of business sales, to employ and retain a liquidator and for related relief). See also In re Ames Dept. Stores, Inc., 136 B.R. at 359. Similar relief is unequivocally warranted here.

Sale Free and Clear of Liens, Claims and Encumbrances

29. Pursuant to section 363(f) of the Bankruptcy Code, Ernst requests that the Court order that all inventory owned by Ernst and to be sold by Ernst at the GOB Sales shall be sold free and clear of any and all liens, claims and encumbrances, if any, with such liens, claims and encumbrances to attach to the proceeds of sale.

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Sales Not Subject To Sale
And Local Laws, Statutes, Rules,
Ordinances Or Leasehold Prohibitions

30. State and Local Ordinances. Of the six states where Ernst continues to operate Retail Stores, only the State of Washington has a statute that purports to regulate "going out of business sales." (4)

31. With respect to the GOB Sales, the Washington Statute would require, in part, that:

a. a notice of the GOB Sales be filed with applicable county auditors 14 days prior to the commencement of the GOB Sales, together with an "inventory list" (including price and quantity) of all merchandise to be sold during the GOB Sale;

b. the GOB Sales not last for more than 60 days;

c. no consigned merchandise or merchandise not owned by Ernst
(and not included on the inventory list) be sold during the GOB
Sales; and

d. all advertising related to the GOB Sales state a beginning and ending date for the GOB Sales.

32. Ernst intends to substantially comply with the Washington
Statute and has already discussed the problematic elements of the Washington Statute with the Attorney General's office. However, given the exigent circumstances of this case, and the time pressures occasioned by the fast-approaching Christmas season, full compliance with the Washington Statute would be unduly

(4) See RCW 19.178.010 et. seq. (the "Washington Statute"). Page

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burdensome to Ernst and extremely costly to its estate.
Accordingly, Ernst requests that this Court expressly authorize the GOB Sales pursuant to section 105(a) of the Bankruptcy Code and waive or modify Ernst's compliance with the following provisions of the Washington Statute, as hereinafter set forth (the "Waived Provisions"):

a. Ernst intends to file a notice of the GOB Sales, together with its inventory list, as quickly as possible; nevertheless, under the circumstances, such filing will not be completed 14 days prior to the Sale Commencement Date and, thus, Ernst seeks a waiver of such 14-day requirement.

b. The Consulting Agreement provides that the GOB Sale may be conducted through February 15, 1997, for a period approximately 84 days. Ernst submits that additional time (beyond 60 days) is necessary to take full advantage of the Christmas and after Christmas shopping seasons in an attempt to maximize its assets and sell off as much inventory as possible prior to closing the GOB Stores. Accordingly, Ernst seeks a waiver of the 60-day limit on the GOB Sale.

c. Finally, with respect to a "sale ending" date on all advertising, Ernst requests that it simply be required to indicate on all ads that the GOB Sale will end "on or before" February 15, 1997. In view of the fact that GOB Stores may be closed on an individual basis during the Sale Term, it would be unduly burdensome, if not impossible, to accurately reflect different "ending dates" on advertisements used throughout the GOB Sale.

33. As noted above, section 363(b) of the Bankruptcy Code authorizes a debtor to sell assets, subject to court authorization, if such sales are outside the ordinary course of a

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debtor's business.  The sale of assets by a debtor is a critical part of the package of rights granted to debtors under the Bankruptcy Code to effect the policy of promoting reorganizations or orderly liquidations of businesses where possible. To the extent that the Washington Statute conflicts with federal law, the Supremacy Clause of the United States Constitution provides that federal law takes precedence over such statute. To hold otherwise would effectively eviscerate section 363 of the Bankruptcy Code with respect to this Chapter 11 debtor. See In re Ernst Home Center, Inc, et. al., Nos. 9610129 and 96-10135 (Bankr. W.D. Wash. 1996) (order authorizing, inter alia, the debtor to conduct going out of business sales); In re Edison Brothers Stores, Inc., No. 95-1354 (Bankr. D. Del.
1995) (PJW) (order authorizing store closing sales notwithstanding certain restrictive statutes);

34. Inasmuch as Ernst is subject to this Court's jurisdiction, the Court will be able to supervise the GOB Sales and ensure that the issues (and potential abuses) which the Washington Statute is intended to address are not eviscerated by Ernst's conduct of the GOB Sales, notwithstanding the fact that certain provisions of the Washington Statute will be waived or modified. The GOB Sales are a legitimate attempt by Ernst to maximize the return from the sale of certain of its assets for the benefit of its estate and

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creditors.  Accordingly, this Court should waive or modify
Ernst's compliance with the Waived Provisions in its conduct of the GOB Sales.

35. In other analogous contexts, courts have gone even further and held that state laws which conflict with the powers granted debtors under the Bankruptcy Code are completely overridden by the Bankruptcy Code. See, e.g., Perez v.Campbell, 402 U.S. 637
(1971) (Arizona statute providing that uninsured motorists involved in auto accidents must post a bond to cover claims by other party to accident or lose their driver's license, is unenforceable against a bankruptcy debtor); In re Smith-Douglas, Inc. 856 F. 2d 12 (4th Cir. 1988) ("under the Supremacy Clause .
 . . when enforcement of state law or regulation would undermine or stand as an obstacle to the accomplishment of the full purposes and objectives of Congress in enacting [the Bankruptcy Code], the conflict must be resolved in favor of the federal law"); In re Wimmer, 121 B.R. 539 (Bankr. C.D. Ill. 1990), aff'd, 129 B.R. 563 (C.D. Ill. 1991) (Illinois statute providing that all ERISA qualified employee benefit plans are conclusively deemed spendthrift trusts, which are excluded from property of a debtor's estate, was unenforceable under the Supremacy Clause because it conflicted with the Bankruptcy Code provisions defining property of the estate).

36. Lease Provisions. Similarly, several of the Leases contain provisions that purport to restrict the conduct by Ernst of going out of business sales or the cessation of the operation of its business. (5) Ernst seeks this Courts' authority to conduct the GOB Sales notwithstanding such restrictive provisions.

37. Ernst will conduct the GOB Sales in a commercially reasonable manner and in accordance with the Guidelines annexed as Exhibit
3.1 to the Consulting Agreement (the "Guidelines"). Ernst submits that the Guidelines will minimize the adverse impact of the GOB Sales on both affected landlords and other tenants in the landlords' premises. In view of the foregoing, Ernst respectfully requests that it be permitted to proceed with the GOB Sales notwithstanding the existence of any restrictive provision of any Lease to the contrary.

38. Numerous courts, faced with restrictive lease provisions that purport to preclude going out of business sales, have nonetheless authorized the conduct of going out of business sales under section 363(b) of the Bankruptcy Code.  See In re
Tobago Bay Trading Co., 112 B.R. 463 (Bankr. N.D. Ga. 1990)
(finding that

(5) Specifically, of the fifty-three Leases related to the GOB Stores, six Leases purport to restrict Ernst from conducting going out of business or other similar liquidation sales. These Leases relate to Store Nos. 201, 203, 227, 263, 279 and 306. The remaining Leases are silent as to going out of business or other similar liquidation sales and contain no restrictions with respect thereto.

debtor's efforts to reorganize would be significantly impaired to the detriment of creditors if lease provisions were enforced); In re Lisbon Shops, Inc., 24 B.R. 693 (Bankr. E.D. Mo. 1982) (holding restrictive lease provisions unenforceable in chapter 11 proceeding when debtor sought to conduct going out of business sale). For example, in In re Ames Dept. Stores, Inc., supra, the landlord sued the debtor tenant for damages arising from its alleged breach of the lease for, among other things, conducting a court-approved GOB sale. In considering the case, the court noted that the debtor had obtained court approval for the GOB sale with the specific intent of winding down certain store operations and held that:

to enforce the anti-GOB sale clause of the Lease would contravene overriding federal policy requiring Debtor to maximize estate assets by imposing additional constraints never envisioned by Congress.

Ames, 136 B.R. at 139.  As such, the court found that the
Bankruptcy Code afforded it the discretion to approve a GOB sale, notwithstanding restrictive lease provisions to the contrary.
Id.   See also In re R.H. Macy & Co., Inc., 170 B.R. 69, (Bankr.
S.D.N.Y. 1994).

39. Accordingly, Ernst submits that, irrespective of the existence of the Washington Statute, and/or restrictive Lease

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

provisions, this Court may nevertheless authorize the GOB Sales in a manner that is entirely consistent with the underlying purposes of the Bankruptcy Code.

40. In connection with the foregoing, Ernst requests that the Court enter an order that includes restraining provisions that would enable Ernst to conduct the GOB Sales in an orderly manner so that any action that might be taken to impede such sales can be avoided. Any delay in conducting the GOB Sales would, as described above, be extremely damaging to the estate and, therefore, such restraining provisions, are absolutely essential.

Lease Rejection Procedure

41. As noted above, in order to maximize the value of these estates, Ernst seeks to retain AOS to assist it in its efforts to aggressively market the Leases for sale, assignment or other disposition for value. In the event, however, that Ernst is unable to obtain value for a particular Lease, it is imperative that Ernst have the ability to expeditiously reject such Lease to minimize the estate's obligation to pay administrative rent. Accordingly, Ernst requests authorization to reject any Lease, with such rejection to become effective five calendar days after a written notice substantially in the form annexed hereto as Exhibit D is delivered to the respective lessor. Such notice shall be delivered to the lessor at the address set forth in the

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

respective Lease and may be delivered either by hand or by overnight courier. In the event that such notice is delivered by overnight courier, one additional day shall be added to the five day notice period set forth above. A copy of each such notice shall be filed with the Clerk of the Court.

42. Moreover, Ernst proposes that lessors of the Leases must file proofs of claim with the Clerk of the Court for any alleged damages arising from the rejection of their Leases on the later of (a) December 31, 1996 or (b) within thirty (30) calendar days of the effective date of such rejection.

43. Rejection of the Leases is warranted and should be approved.
Section 365(a) of the Bankruptcy Code provides, in pertinent part, that "the trustee, subject to the court's approval, may assume or reject any executory contract or unexpired lease of the debtor." (6) The decision to assume or reject an executory contract or unexpired lease is within the reasonable business judgment of the debtor. See, e.g., NLRB v. Bildisco & Bildisco, 465 U.S. 513, 523 (1984); In re Taylor, 913 F.2d 102 (3d Cir.
1990); Sharon Steel Corp. v. National Fuel Gas Distrib. Corp., 872 F.2d 36 (3d Cir. 1989); Lubrizol Enters, Inc. v. Richmond Metal

(6) Pursuant to section 1107(a) of the Bankruptcy Code, the debtor-in-possession has substantially all of the rights and powers granted to a trustee.
Page 26

Finishers, Inc. (In re Richmond Metal Finishers, Inc.), 756 F.2d 1043, 1046-47 (4th Cir. 1985), cert. denied, 475 U.S. 1057
(1986); Robertson v. Pierce (In re Chi-Feng Huang), 23 B.R. 798, 800 (Bankr. 9th Cir. 1982). The business judgment test requires a showing that either assumption or rejection of the contract at issue will benefit a debtor's estate. In re Bildisco, 682 F.2d 72, 79 (3d Cir. 1982), aff'd sub nom., NLRB v. Bildisco & Bildisco, 465 U.S. 513 (1984); Commercial Fin. Ltd. v Hawaii Dimensions, Inc. (In re Hawaii Dimensions, Inc.), 47 B.R. 425, 427 (D. Hawaii 1985).

44. Ernst submits that rejection of the Leases represents the sound exercise of its business judgment. Establishing the rejection procedures set forth herein with respect to the Leases will minimize Ernst's obligations for postpetition rent once Ernst determines that such Leases should be rejected. The decision to reject any individual Lease will be based on Ernst's business judgment that such Lease cannot be successfully marketed and, therefore, has no value to the estate. The procedure affords Ernst the flexibility it needs to market the Leases for value, while giving adequate notice of rejection to the affected lessors. In addition, the proposed procedures will save substantial legal expense and judicial resources that would otherwise be incurred if multiple hearings were held on separate motions with respect to every Lease that Ernst determines should


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

be rejected. Accordingly, adoption of these procedures is in the best interests of Ernst's estate.

WHEREFORE, Ernst respectfully requests that the Court (a) enter an order in the form annexed hereto as Exhibit E; and (b) grant such other and further relief as is just and proper.

DATED this 18th day of November, 1996.

JONES, DAY, REAVIS AND POGUE
599 Lexington Avenue
New York, New York  10022
Marc S. Kirschner
Lawrence P. Gottesman
(212) 326-3939
Attorneys for Debtors

- and -

RYAN, SWANSON & CLEVELAND









By: /s/ Timothy W. Dore
Timothy W. Dore
WSBA No. 17131
Attorneys for Debtors

Exhibit A

ERNST HOME CENTERS



WASHINGTON (29)

#201, RENTON (14068 SE PETROVITSKY ROAD)
#203, SEATTLE (4704 25TH AVENUE NE)
#205, SEATTLE (1401 NW LEARY WAY)
#207, BELLEVUE (44 BELLEVUE WAY NE)
#212, SEATTLE (2502 SW TRENTON)
#219, SPOKANE (EAST 2520 29TH AVENUE)
#224, TACOMA (15615 PACIFIC AVENUE)
#225, KIRKLAND (12630A TOTEM LAKE BLVD)
#227, SPOKANE (WEST 2215 WELLESLEY)
#237, ABERDEEN (1109 E. WISHKAH)
#238, WENATCHEE (401 VALLEY MALL PARKWAY)
#240, BELLEVUE (4037 FACTORIA SQUARE MALL SE)
#241, REDMOND (17170 REDMOND WAY)
#246, RENTON (4601 NE SUNSET BOULEVARD)
#250, OLYMPIA (400 COOPER POINT ROAD SW)
#251, RICHLAND (1717 GEORGE WASHINGTON WAY)
#258, KENNEWICK (3017 W KENNEWICK AVENUE)
#266, MILL CREEK (16222 BOTHELL-EVERETT HIGHWAY)
#267, SILVERDALE (2890 NW BUCKLIN HILL ROAD)
#272, GIG HARBOR (4816 POINT FOSDICK DRIVE, NW)
#273, SPOKANE (9960 N NEWPORT HIGHWAY)
#275 WOODINVILLE (14051 NE WOODINVILLE/DUVALL RD)
#279, LYNNWOOD (19310 60TH AVENUE NE BLDG B)
#289, OLYMPIA (3000 PACIFIC AVENUE)
#305, TACOMA, (1015 N. PEARL STREET)
#317, PORT ORCHARD (1700 SE MILE HILL DR BLDG 100)

IDAHO (6)
#202, POCATELLO (800B YELLOSTONE AVENUE)
#235, NAMPA (1611 CALDWELL BOULEVARD)
#253, MOSCOW (2242 W. PULLMAN ROAD)
#261, BOISE (6650 GLENWOOD)
#308, IDAHO FALLS (1545 W. BROADWAY STREET)

MONTANA (2)
#274, MISSOULA (3025 PAXSON STREET)
#306, KALISPELL (1441 MONTANA HIGHWAY 35)

UTAH (8)
#233, LOGAN (1224 N. MAIN)
#263, SALT LAKE CITY (1198 BRICHYARD ROAD)
#283, SPANISH FORK (950 N. MAIN STREET)
#287, MIDVALE (7210 S. UNION PARK AVENUE)
#290, BOUNTIFUL (420 S. 500 W)
#304, WEST VALLEY CITY (3491 W. 3500 S)
#321, AMERICAN FORK (675 S. 500 E)

OREGON (6)
#286, BEND, (2600 NE HIGHWAY 20)
#293, MILWAUKIE (15550 SE MCLOUGHLIN BLVD)
#295, TIGARD (16200 SW PACIFIC HYW, SUITE X)
#312, MCMINNVILLE (2490 N. HIGHWAY 99 W)
#322, ALBANY, (1990 14TH AVENUE SE)
#325, THE DALLES (460 MT. HOOD ST)

Exhibit B

CONSULTING AGREEMENT

This Consulting Agreement, dated as of November 18, 1996 (together with all Schedules, Exhibits and attachments hereto, collectively, the "Agreement"), is made by and between AOS Investments, LLC, a Delaware limited liability company, with a principal place of business at 3236 Stone Valley Road West, Alamo, California 94501 ("Consultant"), and Ernst Home Center, Inc., a Delaware corporation, with a principal place of business at 1511 6th Avenue, Seattle, Washington 98101 ("Debtor").

W I T N E S S E T H :

WHEREAS, Debtor is a leading home improvement, hardware and garden retailer in the northwestern United States and currently operates fifty three retail stores located in eight states, as set forth on Schedule A attached hereto (collectively, the "Stores"); and

WHEREAS, Debtor is a debtor in possession in a case under chapter
11 of the Bankruptcy Code, 11 U.S.C. SectionSection 101-1330 (the
"Bankruptcy Code"), presently pending in the United States
Bankruptcy Court for the Western District of Washington (Case No.
96-10129) (the "Court"); and

WHEREAS, Debtor desires, subject to Court approval, to retain Consultant, pursuant to section 327 of the Bankruptcy Code, to provide consulting services to Debtor with respect to the management and disposition of (a) the Merchandise (as defined below) and certain furniture, fixtures and equipment by conducting "going out of business sales" at the Stores (the "Sale") and (b) certain leasehold and fee interests of Debtor; and

WHEREAS, Consultant is willing to serve as Debtor's consultant, for the purpose of providing such consulting services, upon the terms and conditions and in the manner set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



1. DEFINITIONS

For purposes of this Agreement, the terms set forth below shall have the respective meanings indicated:

1.1 "Adjusted Retail Value" shall mean, with respect to Merchandise sold during the Sale, the Retail Value adjusted to reflect (i) estimated shrinkage that will occur during the Sale and (ii) markdowns for Display Merchandise, Defective Merchandise and Out of Season Merchandise, which adjustments shall be agreed to in writing by Debtor and Consultant prior to the Sale Commencement Date.

1.2 "Approval Date" shall mean the date on which the Court signs an order approving this Agreement.

1.3 "Central Administrative Expenses" shall mean costs and expenses for Debtor's central administrative services (e.g., MIS, central administrative personnel) necessary for the Sale, including payroll processing, sales audits, cash reconciliation, and inventory processing and handling, all of which Debtor shall provide to Consultant throughout the Sale Term at Debtor's actual cost therefor (e.g., payroll costs), limited to $3,000 per week or as otherwise agreed by the parties.

1.4 "Defective Merchandise" shall mean items of Merchandise that are damaged or defective so as to make them not first quality
(e.g., because they are scratched, worn, broken, faded, torn, stained, discolored, dented or contain other similar characteristics), but which remain in salable condition.

1.5 "Direct Expenses" shall mean, with respect to the Sale, all those expenses incurred by Consultant in providing Debtor with the Services relative to the Sale, including, without limitation, all overhead and external support costs incurred by Consultant with respect to the Sale.

1.6 "Display Merchandise" shall mean items of Merchandise, on display at the Stores which are not in their original packaging and do not constitute Defective Merchandise; provided, that, in the case of multiple units in the same SKU on display, only one such unit shall constitute Display Merchandise.

1.7 "Excluded Expenses" shall mean environmental costs associated with a particular Lease, any existing mortgages on property related to any Leases and expenses associated with major structural damage to the buildings related to any Lease, all in amounts to be agreed by the parties.

1.8 "Leases" shall mean all leases, fee interests, occupancy agreements, reciprocal easements or similar agreements pursuant to which Debtor has the right to occupy or utilize the retail store locations set forth on Schedule B attached hereto. "Leases" shall not include Debtor's lease agreements in respect of its distribution center and corporate headquarters.

1.9 "Markdown" shall mean, with respect to an item of Merchandise, the difference between the lowest shelf, bin, marked, UPC or "scan" price of such item (exclusive of sales, excise and gross receipts taxes and installation and other charges) and the selling price of such item during the Sale.

1.10 "Merchandise" shall mean items of merchandise located in the Stores and at Debtor's distribution center as of the Sale Commencement Date, including Defective Merchandise, Display Merchandise, Out of Season Merchandise and On Order Merchandise, if any. "Merchandise" shall not include: (i) goods held by Debtor on consignment, (ii) goods retained by Debtor as bailee;
(iii) furniture, fixtures and equipment and improvements to realty located at the Stores; (iii) goods held at the Stores on layaway or for repair; (iv) goods in leased or licensed departments; and (vi) special order goods for customers.

1.11 "Net Income" shall mean the proceeds from any sale, assignment or other disposition of a Lease less (a) Recurring Carrying Costs related to such Lease, (b) other miscellaneous expenses (as set forth in the Carrying Cost Budget) incurred in connection with the marketing and disposal of such Lease and (c) other expenses related to such Lease but not attributable as a Recurring Carrying Cost (including, without limitation, costs related to tenant improvements but not including Excluded Expenses), such amounts to be agreed upon by the parties prior to incurrence of such cost or expense.

1.12 "Net Recovery" shall mean a fraction (i) whose numerator is the difference between Net Sales and Sale Expenses and (ii) whose denominator is the Adjusted Retail Value.

1.13 "Net Sales" shall mean, in the aggregate, sales of Merchandise of any kind during the Sale, less all applicable sales, excise and gross receipts taxes, and refunds and credits, if any.

1.14 "Occupancy Costs" shall mean all rent, percentage rent, CAM charges, real estate taxes, merchant's association dues and charges, building insurance, utilities, HVAC, trash removal, cash register maintenance, store housekeeping, building maintenance and structural repair, limited on a per Store, per diem, basis for the Sale Term to the amounts set forth on Exhibit 1.14 attached hereto.

1.15 "On Order Merchandise" shall mean items of Merchandise which have been ordered by Debtor from vendors in the ordinary course of business.

1.16 "Out of Season Merchandise" shall mean sprinkler equipment, air conditioners, personal fans, plants (including ornamentals, bare roots, perennials and annuals, but not including Christmas trees, wreaths and other similar seasonal holiday plants), watering products, lawn fertilizer, garden fertilizer, herbicides, insecticides, barbecues, patio furniture and accessories (including umbrellas, benches and gliders), pool chemicals (excluding winterizer kits) and grass, flower and vegetable seeds (to the extent such seeds are not on consignment).

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

1.17 "Recurring Carrying Costs" shall mean those per diem costs and expenses with respect to each Lease to be agreed to by the parties prior to the Approval Date.

1.18 "Retail Value" shall mean, with respect to the Merchandise sold during the Sale, the sum of Net Sales and Markdowns.

1.19 "Sale Commencement Date" shall mean November 23, 1996, unless otherwise agreed by Debtor and Consultant.

1.20 "Sale Expenses" shall mean Store-level operating and certain administrative expenses of the Sale (other than Direct Expenses) which arise during the Sale Term at the Stores, including, but not limited to, the following: (A) advertising (at Debtor's contract rate, if available to Consultant) and signage; (B) costs of security personnel and armored car service; (C) base payroll and related worker's compensation insurance, payroll taxes and benefits of Debtor's employees used by Consultant (including state unemployment taxes, health and similar benefits) for the period such employees are actually used and work during the Sale Term, excluding vacation pay, sick pay or leave, maternity leave or other leaves of absence, termination or severance pay, pension benefits and similar benefits; (D) the fees, bonuses and expenses of Supervisors, including direct out-of-pocket expenses and compensation, without any allocation of overhead; (E) long distance telephone, postage and courier expenses as are attributable to the Sale; (F) credit card and bank card fees, chargebacks and discounts; (G) merchandise transfer costs, other than costs associated with deliveries of On Order Merchandise to the Stores; (H) retention bonuses to Store managers and employees as described in Section 6.4 below; (I) a pro-rated portion of Debtor's casualty insurance premiums covering the Merchandise;
(J) Central Administrative Expenses; (K) Occupancy Costs; and (L) such other costs and expenses reasonably incurred in providing such additional services related to the Sale which the Consultant has requested or in its discretion considers appropriate. "Sale Expenses" specifically excludes: any other costs and expenses payable by Debtor; employee benefits costs consisting of vacation pay, sick leave or pay, maternity leave or other leaves of absence, termination or severance pay, pension benefits and similar contributions; payroll taxes; and rental for furniture, fixtures and equipment, other than furniture, fixtures and equipment which were not previously rented by Debtor but which were rented by Consultant after the Sale Commencement Date.

1.21 "Sale Term" shall mean, with respect to each Store, the period of time beginning with the Sale Commencement Date and ending on the Sale Termination Date for each Store.

1.22 "Sale Termination Date" shall mean (i) with respect to each Store involved in the Sale, the date Consultant and Debtor determine to terminate the Sale at any particular Store, and (ii)

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

with respect to the Sale, the date Consultant and Debtor determine to terminate the Sale at the last Store in which the Sale is then being conducted; provided, however, that the Sale Termination Date shall not be later than February 15, 1997, unless otherwise agreed by Debtor and Consultant. If the Sale as to a particular Store is terminated prior to the Sale Termination Date, Consultant may consolidate goods remaining therein in the other Stores.

1.23 "Services" shall mean the services to be performed by Consultant pursuant to Sections 3.1 and 3.2 relative to the Sale, and any additional services to be performed by Consultant with respect to the Sale, as determined in its sole discretion.

1.24 "Stay Order" shall mean the entry by a court of any stay of an order or any similar order by any court which interferes with the performance of this Agreement.

1.25 "Store Employees" shall mean those individuals who Debtor employs and retains in each of the Stores or other facilities servicing the Stores during the Sale Term. Supervisors shall not be considered to be Store Employees.

1.26 "Supervisors" shall mean independent contractors which Consultant shall engage to provide Services and, upon the mutual agreement of the parties hereto, to Debtor in connection with the Sale.

2. CONSULTING AND AGENCY

2.1 Subject to Court approval, Debtor hereby retains Consultant, and Consultant hereby agrees to serve, as an independent agent and consultant to Debtor in connection with the conduct of the Sale and management and disposition of the Leases as set forth herein. With respect to the Sale and management and disposition of the Leases, Consultant shall serve as Debtor's sole and exclusive agent and consultant relative thereto throughout the term of this Agreement. Consultant's engagement shall be approved by the Court pursuant to section 327 of the Bankruptcy Code.

2.2 On or before the Approval Date and upon the mutual agreement of the parties hereto, one or more of the Stores and the Leases may be excluded from this Agreement.

3. THE SALE

3.1 On the terms and conditions set forth herein, commencing as of the Sale Commencement Date at each Store, Consultant shall provide Debtor with the following Services with respect to the conduct of the Sale:

(i) the provision of qualified Supervisors necessary to supervise and conduct the Sale as further described in Section 3.3 below;

(ii) oversight of the liquidation and disposal of the Merchandise from the Stores;

(iii) determination of appropriate point of purchase and point of sale and external advertising to effectively sell the Merchandise during the Sale Term, in accordance with the guidelines annexed hereto as Exhibit 3.1 (the "Guidelines") and consistent with a "Court Authorized Going Out of Business Liquidation" theme;

(iv) in Consultant's discretion, determination of the appropriate pricing and discounting of Merchandise, recommendation as to appropriate staffing levels for the Stores (including Store
Employees), and recommendation as to appropriate bonus and incentive programs for Store Employees;

(v) oversight of display of Merchandise;

(vi) supervision of Stores throughout the Sale Term such that each Store maintains proper ongoing operations, including all customary ongoing services and housekeeping;

(vii) oversight of the disposition of furniture, fixtures and equipment at the Stores, as requested by Debtor and upon terms and conditions set forth below in Section 7.1;

(viii) distribution and transfer of Merchandise between and among the Stores and the Distribution Center and, in that connection, providing those additional Services described in Section 3.2 below;

(ix) such other related services deemed necessary or prudent by Debtor and Consultant under the circumstances giving rise to the Sale, including, without limitation, such services as may be necessary to implement and effectuate the permanent closing of any particular Store and the peaceful surrender of possession thereof to the lessor in broom clean condition; and

(x) any other services provided by Consultant in maximizing its return on the Merchandise and FF&E (as defined below).

3.2 In connection with the Services to be provided by Consultant pursuant to Section 3.1(viii) hereof, Consultant shall, to the extent necessary or appropriate in connection with the Sale, provide Debtor with the following services regarding the movement of Merchandise in and among Debtor's distribution center and the
Stores:

(I) establish and implement a plan with respect to the identification, timing and routing of Merchandise to be moved;

(ii) manage and execute the distribution of Merchandise from Debtor's distribution center to the Stores;

(iii) coordinate the preparation of Merchandise to be moved;

(iv) supervise Debtor's regional and store managers as to the method of identifying, packing and shipping such Merchandise from closing Stores to other Stores, with the content of any such communication to be discussed with Debtor's designated representatives prior to such communication;

(v) determine appropriate staffing levels to coordinate the movement of Merchandise and the identification, packing and shipping of such Merchandise, and the provision of Supervisors necessary to coordinate such services; and

(vi) plan and execute appropriate external advertising consistent with the Guidelines.

3.3 In connection with the Sale, Consultant shall directly retain and engage up to twenty (20) Supervisors to perform various functions in connection with the Sale. For purposes of conducting the Sale, Consultant shall utilize the services of Bill Weinstein (Senior Merchandising Manager), Mark Stein (Senior Operations Officer), Jim Ford (Lead Supervisor), Ben Croglio, Peter Peruzzi, Florence Peruzzi, Jerry Corzine, Terry Stephens, Douglas Larusso and Devin Cuwdall. Consultant and Debtor shall confer periodically concerning the increase/decrease of the number of Supervisors needed during the course of the Sale Term, as the circumstances may dictate. The Supervisors are independent contractors engaged by Consultant and are not and shall not be deemed to be employees or agents of Debtor in any manner whatsoever; nor do the Supervisors have any relationship

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

with Debtor by virtue of this Agreement or otherwise which creates any liability or responsibility on behalf of Debtor for such Supervisors. During the Sale Term, each Supervisor shall perform Services during normal Store operating hours and for the period of time prior to the Store opening and subsequent to the Store closing, as required in connection with the Sale in Consultant's discretion. Supervisors shall render invoices to Debtor on a regular basis one week in arrears for their services and such invoices, to the extent that amounts due thereunder are reflected in the Expense Budget (as defined below), shall be payable by Debtor upon receipt.

3.4 Title to all Merchandise shall remain with Debtor at all times during the Sale Term until such Merchandise is sold by or on behalf of Debtor. All sales of Merchandise in each Store shall be made on behalf of Debtor. Consultant acknowledges that it does not have, nor shall it have, any right, title or interest in or to the Merchandise or the proceeds arising from the sale thereof.

3.5 To the extent that customers present gift certificates, due bills, credit slips or other forms of payment other than cash or credit cards currently accepted by Debtor, the Stores will accept such instruments in accordance with Debtor's customary practice. Such gift certificates, due bills and credit slips will be counted as cash in determining the Net Recovery.

3.6 All sales of Merchandise will be "final sales" and "as is" and all advertisements and sales receipts will reflect the same. Notwithstanding the foregoing, Debtor and Consultant agree that customers who purchased merchandise prior to the Sale have the right to return such merchandise in accordance with Debtor's return policy that was in effect at the time of purchase. Such returns taken during the Sale will not reduce or effect the Net Recovery. Merchandise associated with these returns that are returned in first quality salable condition will be added to the Adjusted Retail Value at an amount determined by multiplying (a) the price paid by the customer (less all applicable sales, excise and gross receipts taxes) and (b) one minus the prevailing discount for such item at the time of the return. Consultant shall not warrant the Merchandise in any manner, but will pass manufacturer's warranties to customer, to the extent transferable.

4. SALE EXPENSES

4.1 Prior to the Sale Commencement Date, Consultant shall submit and Debtor shall approve an expense budget for the Sale Term which will include Sale Expenses (the "Expense Budget"). In performing Services relative to the Sale, Consultant shall adhere to the Expense Budget and shall not exceed it in the aggregate. Debtor acknowledges that the Expense Budget may be subject to modification as Debtor and Consultant agree during the Sale.

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4.2 In connection with the Sale, Debtor shall be responsible for the payment of all Sale Expenses, and Consultant shall only be responsible for paying its Direct Expenses; provided, however, that Consultant shall be liable for the payment of Sale Expenses that do not appear on the Expense Budget; and provided, further, that Debtor and Consultant shall cooperate to ensure that all Sale Expenses are paid on a timely basis consistent with the terms of the invoices related thereto.

4.3 Consultant shall submit invoices to Debtor on a weekly basis setting forth the Sale Expenses incurred by Consultant during the prior one week period. Within seven (7) days of receipt of Consultant's invoice, Debtor shall pay Consultant any undisputed amounts reflected on the invoice. To the extent that Debtor disputes any of the Sale Expenses, or such Sale Expenses are not reflected on the Expense Budget, Debtor shall advise Consultant of the dispute as soon as practicable and the parties shall attempt in good faith to resolve such dispute. To the extent that the parties are unable to resolve such dispute, either party may seek relief from the Court.

5. SALE FEE

5.1 Unless otherwise agreed by Debtor and Consultant, Debtor shall compensate Consultant for its Services in connection with the Sale based upon the following Net Recoveries from the Sale (or any portion thereof) in the percentages shown (the "Sale Fee"):

Net Recovery      Sale Fee
0% - 45%          0
45% - 46%         15% of this 1%
46% - 47%         25% of this 1%
47% - 48%         35% of this 1%
48% - 49%         40% of this 1%
49% - and above   30% of all excess
                      percentages

5.2 Within twenty (20) days following the Sale Termination Date, Consultant shall deliver to Debtor copies of all unpaid bills and invoices constituting Sale Expenses hereunder, and Debtor and Consultant shall commence a final reconciliation of the Sale, including a calculation of Adjusted Retail Value and Net Recoveries, for purposes of calculating the Sale Fee (the "Sale Reconciliation"). To the extent that the parties are unable to complete the Sale Reconciliation within forty (40) days after the submission of invoices, either party may seek relief from the Court.

5.3 The Sale Fee shall be payable by Debtor to Consultant in immediately available funds within three (3) days after the Sale
Reconciliation is complete.

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6. STORE EMPLOYEES



6.1 Consultant and Debtor shall jointly select, and Debtor shall endeavor to retain, all Store Employees to be utilized as part of the Sale during the Sale Term.


6.2 Debtor has applied, and Debtor shall through the Sale Commencement Date continue to apply, historic practices and policies regarding its Store Employees, including, without limitation, as to hiring, termination, promotion and compensation. Debtor agrees to use its best efforts to insure that, as of the Sale Commencement Date, the Stores will be staffed with historical levels of Store Employees; provided, however, that Debtor shall not be required to increase the salaries of any Store Employees to ensure such staffing; and provided, further, that Debtor shall be in no way liable for any Store Employee who voluntarily decides to leave employment.


6.3 In its role as Consultant, which includes controlling the payroll costs of the Sale, Consultant shall recommend to Debtor payroll reductions in force during the Sale Term. Such recommendations shall specify individuals to be terminated and such recommendations will be given to Debtor with not less than seven (7) days notice. In the event that Debtor chooses not to honor any such recommendations of Consultant for any reason other than compliance with or other issues related to the WARN Act, such payroll and payroll related costs of such individuals past the seven day notice period will not be considered a Sale Expense.


6.4 Subject to paragraph 11.3 hereof, Consultant shall have no liability to the Store Employees (including any of Debtor's former employees) of any kind or nature whatsoever, including, without limitation, with respect to severance pay, termination pay, vacation pay, pay in lieu of reasonable notice of termination, pay under the WARN Act or any other expenses or liability arising from Debtor's employment of such Store Employees prior to, during and subsequent to the Sale.


6.5 Proceeds of the Sale may, in Consultant's discretion, be used to fund and pay, as a Sale Expense, retention bonuses (inclusive of payroll taxes but exclusive of benefits) to Store managers and employees who work during the Sale Term and do not voluntarily leave employment or are not terminated "for cause." Such bonuses shall be payable within thirty days of the end of the Sale Term. The amount and recipients of such retention bonuses shall be determined by Consultant in its sole discretion, and such bonuses shall be processed through Debtor's payroll system.


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7. FURNITURE, FIXTURES AND EQUIPMENT



7.1 Consultant shall act as Debtor's agent for purposes of selling all or a portion of Debtor's owned furniture, fixtures and equipment ("FF&E") presently located at the Stores as designated by Debtor and shall use its best reasonable efforts to maximize the return to Debtor on the FF&E. Debtor shall provide Consultant with a Store by Store listing of FF&E to be liquidated. Debtor retains the right to withdraw certain items of FF&E upon notice to Consultant. Consultant shall not sell any FF&E which it believes would cause damage to the premises upon removal. Consultant shall receive a commission for the sale of the FF&E equal to 10% of the proceeds (less sales taxes and other customary expenses) received from the sale of the FF&E (the "FF&E Commission"). The FF&E Commission shall be paid on a monthly basis in arrears on the first day of each month. In no event shall Consultant be responsible for FF&E abandoned in the Stores to the extent the Leases for such Stores or any court of competent jurisdiction deem such FF&E abandoned.


8. LEASES


8.1 Consultant shall have the exclusive right to manage the disposition of the Leases set forth on Schedule B during the term of this Agreement on the following terms and conditions:


(a) Prior to the Approval Date, Consultant shall submit and Debtor shall approve an expense budget in respect of the Leases, which budget shall include Recurring Carrying Costs and other miscellaneous costs and expenses related to Consultant's marketing efforts in respect of the Leases (the "Carrying Cost Budget"). In performing services relative to the Lease marketing effort, Consultant shall adhere to the Carrying Cost Budget and shall not exceed it in the aggregate. The Carrying Cost Budget shall apply with respect to any given Lease only after the Sale is terminated at the Store related to such Lease.


(b) In connection with the Lease marketing effort, Debtor shall be responsible for the payment of all Recurring Carrying Costs with respect to the Leases. Consultant shall submit invoices to Debtor on a weekly basis setting forth the Recurring Carrying
Costs incurred by Consultant during the prior one week period. Within seven (7) days of receipt of Consultant's invoice, Debtor shall pay Consultant any undisputed amounts reflected on the invoice. To the extent that Debtor disputes any of the Recurring Carrying Costs, or such Recurring Carrying Costs are not reflected on the Carrying Cost Budget, Debtor shall advise Consultant of the dispute as soon as practicable and the parties shall attempt in good faith to resolve such dispute. To the extent that the parties are unable to resolve such dispute, either party may seek relief from the Court.

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

(c) Debtor may, in its sole discretion, decide to reject any Lease upon five (5) days' written notice to Consultant, whether such decision is made at the request of Consultant or otherwise. Debtor is responsible for the payment of any and all claims arising out of or related to the rejection of a Lease.

(d) Debtor may, in its sole discretion, accept or reject any sale, assignment or other disposition of a Lease proposed by Consultant within three (3) business days of such proposal. Any sale, assumption and assignment and/or other disposition of any Lease shall be subject to the approval of the Court, upon proper application thereto, in accordance with applicable provisions of the Bankruptcy Code. Debtor shall use its reasonable best efforts to obtain such Court approval as soon as reasonably practicable after its acceptance of a proposed transaction. Debtor shall pay for all escrow, title and other reasonable and customary transactional expenses involved in connection with the sale, assignment or other disposition of a Lease. Under no circumstances shall Consultant be responsible for Debtor's costs or expenses (including attorneys' fees) to obtain Court approval to reject, assume and assign, or sell any Lease(s).

(e) Unless otherwise agreed to by Debtor and Consultant, with respect to its services rendered in connection with the management and disposition of the Leases, Consultant shall be entitled to a fee in the following amounts, based upon the aggregate Net Income to Debtor's estate (or any portion thereof) from the sale, assignment or other disposition of all Leases which are arranged by Consultant with a third party (including any lessor of a Lease) (the "Lease Fee"):

Net Income            Lease Fee
$0-$5 million         0
$5-$10 million        8% of this amount
$10-$15 million       17% of this amount
$15 million and over  25% of this amount

In the event that Debtor opts to enter into a sublease or lease transaction with respect to any Lease, the parties will agree to (i) an appropriate discount rate in calculating the present value of the full term including options of the income stream derived from such transaction for purposes of determining the Lease Fee payable in respect thereof and (ii) a payment schedule with respect to any such Lease Fee.

(f) If Consultant reduces or causes the reduction of the Lease rejection claims set forth on Exhibit 8.1(f) attached hereto in an aggregate amount in excess of $15 million, Consultant shall be entitled to an additional fee of 2% of all such excess amounts.

(g) Consultant shall provide its services related to the Leases until the earlier of the date on which: (i) all Leases have been rejected, sold, assumed and assigned or otherwise disposed of; or
(ii) the Carrying Cost Budget has been exhausted, unless otherwise agreed by Debtor and Consultant.

(h) The Lease Fee shall be payable by Debtor in immediately available funds on a transaction by transaction basis (subject to successful closing) on and after the date on which aggregate gross income in respect of the Leases shall exceed $9 million. Fees earned in connection with the reduction of Lease rejection claims will be determined each month and such fees (if any) shall be payable to Consultant in immediately available funds within fourteen
(14) days of such determination. Within five (5) days following the termination of this Agreement, Debtor and Consultant shall commence a final reconciliation of all fees due to Consultant in respect of Lease transactions, which fees, if any, shall be payable in immediately available funds within ten (10) days after completion of such reconciliation.

9. REPRESENTATIONS AND WARRANTIES OF CONSULTANT

9.1 Consultant hereby represents, warrants and covenants in favor of Debtor as follows:

(a) Consultant has taken all necessary action required to authorize the execution, performance and delivery of this Agreement, and to consummate the transactions contemplated hereby.

(b) This Agreement is a valid binding obligation of Consultant enforceable in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c) No action or proceeding has been instituted or, to Consultant's knowledge, threatened, affecting the consummation of this Agreement or the transactions contemplated herein.

10. REPRESENTATIONS AND WARRANTIES OF DEBTOR

10.1 Debtor hereby represents, warrants and covenants in favor of Consultant as follows:

(a) Subject to the entry of an order of the Bankruptcy Court authorizing Consultant's retention pursuant to this Agreement, Debtor has taken all necessary action required to authorize its execution, performance and delivery of this Agreement, and to consummate the transactions contemplated hereby.

(b) Subject to the entry of an order of the Bankruptcy Court approving this Agreement and authorizing Consultant's retention pursuant to the terms hereof, this Agreement is a valid and binding obligation of Debtor enforceable in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c) No action or proceeding has been instituted or, to Debtor's knowledge, threatened, affecting the consummation of this Agreement or the transactions contemplated herein.

11. AFFIRMATIVE DUTIES OF CONSULTANT

11.1 Except as may be provided otherwise by the order of the Bankruptcy Court authorizing Consultant's retention pursuant to this Agreement, Consultant and its Supervisors shall perform their duties in strict compliance with all, and shall not cause Debtor to be in violation of any, applicable laws, rules and regulations of duly constituted governmental authorities.

11.2 During the Sale Term, Consultant shall collect from sales at the Stores all Sale-related sales, excess and gross receipts taxes payable to any taxing authorities having jurisdiction, which taxes shall be added to the sales price and shall be paid by the customer.

11.3 Consultant agrees that any and all proprietary or non-public information that is provided to Consultant by Debtor or its representatives or which Consultant or its representatives becomes aware of or acquires during the performance of any Services in connection with the Sale as under this Agreement is confidential. Consultant will take all necessary steps to ensure that such confidential information will not be disclosed to, or used by, any person or entity other than for the consummation of the transactions contemplated by, and the implementation of, this Agreement. The confidentiality obligations contained herein shall survive after termination of this Agreement. The provisions of this Section shall not apply to information in the public domain as of the date hereof, which comes into the public domain through no fault of Consultant, or which Consultant obtains through other means. Consultant shall cause all
Supervisors and its employees, independent contractors, and all other persons to whom it may be permitted to disclose or provide any such information, to honor this non-disclosure covenant.

12. AFFIRMATIVE DUTIES OF DEBTOR

12.1 Except as otherwise provided herein or under applicable law
(including, but not limited to, Title 11 of the United States Code), Debtor shall be solely liable for, and shall pay when due, the Sale Fee, the Lease Fee and the FF&E Commission.

12.2 Debtor shall prepare and process all reporting forms, certificates, reports and other documentation required in connection with the payment of all applicable taxes for each Store to the appropriate taxing authorities. Debtor shall pay all sales taxes collected by Consultant during the Sale to the appropriate taxing authorities in accordance with applicable law (including, but not limited to, Title 11 of the United States Code).

12.3 Debtor shall indemnify and hold Consultant and its agents, employees, principals and Supervisors harmless from and against any and all damages, fines, penalties, losses, claims or expenses (including, without limitation, reasonable attorneys' fees) that Consultant may incur or sustain arising out of Debtor's failure to pay over to the appropriate taxing authority any taxes required to be paid by Debtor during the Sale Term in accordance with applicable law (including, but not limited to, Title 11 of the United States
Code).

12.4 Debtor shall use all reasonable efforts to cause all Store
Employees, and all other representatives and agents of Debtor to cooperate fully with Consultant and its Supervisors in connection with the Sale during the Sale Term.

13. INSURANCE

13.1 Debtor shall maintain throughout the Sale Term, liability insurance policies (including, but not limited to, product liability, comprehensive public liability insurance and auto liability insurance) covering injuries to persons and property in or in connection with Debtor's operation of the Stores, and shall cause Consultant to be an additional insured with respect to all such policies. Exhibit 13.1 attached hereto contains a description of all such policies. Debtor shall be responsible for the payment of all deductibles, self-insurance and other amounts payable in connection with any claim asserted under such policies, except for any claims arising directly from the gross negligence or wilful misconduct of Consultant, or its employees, representatives, agents or Supervisors.

13.2 Consultant shall maintain throughout the Sale Term, liability insurance policies (including, but not limited to, comprehensive public liability and auto liability insurance) covering injuries to persons and property in or in connection with Consultant's provision of Services at the Stores, and shall cause Debtor to be named an additional insured with respect to such policies. Exhibit 13.2 attached hereto contains a description of all such policies.

14. CONDITIONS

14.1 The parties' obligations hereunder shall be conditioned upon the satisfaction or waiver by the parties hereto of the following conditions:

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

(a) The Court shall have entered an order substantially in the form of Exhibit 14.1(a) attached hereto approving this Agreement and authorizing the retention of Consultant by Debtor on the terms and provisions set forth herein;

(b) Debtor shall possess and Consultant shall have the reasonable right to the undisturbed and unencumbered use and occupancy of, and the peaceful and quiet possession of, the Stores and assets currently located thereat and the services provided thereto throughout the Sale Term, such that Consultant may conduct the Sale in the manner provided herein without interference of any landlord, governmental agency or other third party.

(c) Debtor shall have entered into a cash collateral agreement with its secured lenders permitting the implementation of this Agreement (including, without limitation, provision for payment of fees earned by Consultant hereunder) in form reasonably acceptable to Debtor.

(d) None of the Leases have been rejected nor has the time to assume or reject the Leases expired.

15. TERMINATION

15.1 In the event that the Court enters an order denying Debtor's request to retain Consultant pursuant to this Agreement, or the Court approves a similar consulting agreement with an entity other than Consultant, then this Agreement shall be null and void as of the date such order is entered, and accordingly, in such event, Consultant shall not be entitled to receive any compensation under this Agreement, unless such compensation is approved by the Court upon request of Consultant; provided, however, that in such event, Debtor shall reimburse Consultant for (i) reasonable out-of-pocket expenses, including attorneys' fees (up to $50,000) and (ii) costs related to signage that may have been incurred in anticipation of the Sale Commencement Date (up to $100,000), in connection with this Agreement and Consultant's due diligence in respect thereof, in an aggregate amount not to exceed $150,000; and provided, further, that any such signage shall become the property of Debtor upon payment therefor to Consultant.
15.2 The term of this Agreement shall commence on the Approval Date and shall continue until the earlier of the date on which: (a) all Leases have been rejected, sold, assumed and assigned or otherwise disposed of; or (b) the Carrying Cost Budget has been exhausted, unless otherwise agreed by Debtor and Consultant, unless terminated sooner pursuant to the terms hereof. Notwithstanding the foregoing, if a Stay Order shall have been entered by any court with respect to this Agreement or twentyfive (25) or more Leases, and such Stay Order shall remain in effect for thirty (30) days or more, either party shall have the right to terminate this Agreement solely as it relates to Consultant's management of the disposition of the Leases, by so notifying the other party within fifteen (15) days after the expiration of such thirty (30) day period.
16. MISCELLANEOUS
16.1 Any notice or other communication under this Agreement shall be in writing and may be delivered personally or sent by facsimile or by prepaid registered or certified mail, addressed as follows:

(i) in the case of Consultant:

AOS Investments, LLC
3236 Stone Valley Road West
Alamo, CA  94501
Attn:  Mr. Donald F. Gaube
(Fax)  (510) 838-0851

with copies to:

The Ozer Group, LLC
1172 Beacon Street
Suite 102
Newton, MA  02161
Attn:  Mr. William S. Weinstein
(Fax)  (617) 969-4259

The Schottenstein Organization
1800 Moler Road
Suite 200
Columbus, OH  43207
Attn:  Mr. Doc Steele
(Fax)  (614) 443-0972

Crosby, Heafey, Roach & May
1999 Harrison Street
Oakland, CA  94612
Attn:  Richard A. Bruzzone, Esq.
(Fax)  (510) 273-8832

(ii) in the case of Debtor:

Ernst Home Center, Inc.
1511 6th Avenue
Seattle, WA  98101
Attn:  Mr. Richard T. Gruber
(Fax)  (206) 621-6838

with a copy to:

Jones, Day, Reavis & Pogue
599 Lexington Avenue

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

New York, NY  10022
Attn:  Lawrence P. Gottesman, Esq.
(Fax)  (212) 755-7306

16.2 This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Washington, without reference to any conflict of laws provisions, and Debtor and Consultant irrevocably attorn to the jurisdiction of the Bankruptcy Court in the event of a dispute arising under this Agreement.

16.3 In the event any term or provision contained within this Agreement shall be deemed illegal or unenforceable, then such offending term or provision shall be considered deleted from this Agreement and the remaining terms shall continue to be in full force and effect.

16.4 This Agreement constitutes the entire agreement between the parties with respect of the subject matter hereof and supersedes all prior negotiations and understandings, and can only be modified by a writing signed by Debtor and Consultant.

16.5 This Agreement shall not be assigned by Debtor or Consultant without the express written consent of the other. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

16.6 This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts, together, shall constitute one and the same instrument. Delivery by facsimile of this Agreement or an executed counterpart hereof shall be deemed a good and valid execution and delivery hereof or thereof.

16.7 Nothing contained herein shall be deemed to create any relationship between Consultant and Debtor other than that of an

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

independent contractor. It is stipulated that the parties are not partners or joint venturers.


AOS INVESTMENTS, LLC

By:  THE OZER GROUP, LLC

By:   /s/William S. Weinstein
Name:  William S. Weinstein





By:  THE ALAMO GROUP, LLC



By:  /s/ Donald F. Gaube
Name:  Donald F. Gaube


ERNST HOME CENTER, INC.



By:  /s/ Richard T. Gruber
Name:  Richard T. Gruber
Its:   Vice-President and
Chief Financial Officer

Schedule A


ERNST HOME CENTERS


WASHINGTON (29)
#201, RENTON (14068 SE PETROVITSKY ROAD)
#203, SEATTLE (4704 25TH AVENUE NE)
#205, SEATTLE (1401 NW LEARY WAY)
#207, BELLEVUE (44 BELLEVUE WAY NE)
#212, SEATTLE (2502 SW TRENTON)
#219, SPOKANE (EAST 2520 29TH AVENUE)
#224, TACOMA (15615 PACIFIC AVENUE)
#225, KIRKLAND (12630A TOTEM LAKE BLVD)
#227, SPOKANE (WEST 2215 WELLESLEY)
#237, ABERDEEN (1109 E. WISHKAH)
#238, WENATCHEE (401 VALLEY MALL PARKWYA)
#240, BELLEVUE (4037 FACTORIA SQUARE MALL SE)
#241, REDMOND (17170 REDMOND WAY)
#246, RENTON (4601 NE SUNSET BOULEVARD)
#250, OLYMPIA (400 COOPER POINT ROAD SW)
#251, RICHLAND (1717 GEORGE WASHINGTON WAY)
#258, KENNEWICK (3017 W KENNEWICK AVENUE)
#266, MILL CREEK (16222 BOTHELL-EVERETT HIGHWAY)
#267, SILVERDALE (2890 NW BUCKLIN HILL ROAD)
#272, GIG HARBOR (4816 POINT FOSDICK DRIVE, NW)
#273, SPOKANE (9960 N NEWPORT HIGHWAY)
#275, WOODINVILLE (14051 NE WOODINVILLE/DUVALL RD)
#279, LYNNWOOD (19310 60TH AVENUE NE BLDG B)
#289, OLYMPIA (3000 PACIFIC AVENUE)
#305, TACOMA, (1015 N. PEARL STREET)
#317, PORT ORCHARD (1700 SE MILE HILL DR BLDG 100)

IDAHO (6)
#202, POCATELLO (800B YELLOSTONE AVENUE)
#235, NAMPA (1611 CALDWELL BOULEVARD)
#253, MOSCOW (2242 W. PULLMAN ROAD)
#261, BOISE (6650 GLENWOOD)
#308, IDAHO FALLS (1545 W. BROADWAY STREET)

MONTANA (2)
#274, MISSOULA (3025 PAXSON STREET)
#306, KALISPELL (1441 MONTANA HIGHWAY 35)

UTAH (8)
#233, LOGAN (1224 N. MAIN)
#263, SALT LAKE CITY (1198 BRICHYARD ROAD)
#283, SPANISH FORK (950 N. MAIN STREET)
#287, MIDVALE (7210 S. UNION PARK AVENUE)
#290, BOUNTIFUL (420 S. 500 W)
#304, WEST VALLEY CITY (3491 W. 3500 S)
#321, AMERICAN FORK (675 S. 500 E)

OREGON (6)
#286, BEND, (2600 NE HIGHWAY 20)
#293, MILWAUKIE (15550 SE MCLOUGHLIN BLVD)
#295, TIGARD (16200 SW PACIFIC HYW, SUITE X)
#312, MCMINNVILLE (2490 N. HIGHWAY 99 W)
#322, ALBANY, (1990 14TH AVENUE SE)
#325, THE DALLES (460 MT. HOOD ST)

Schedule B


ERNST HOME CENTERS


WASHINGTON (29)
#201, RENTON (14068 SE PETROVITSKY ROAD)
#203, SEATTLE (4704 25TH AVENUE NE)
#205, SEATTLE (1401 NW LEARY WAY)
#207, BELLEVUE (44 BELLEVUE WAY NE)
#212, SEATTLE (2502 SW TRENTON)
#219, SPOKANE (EAST 2520 29TH AVENUE)
#224, TACOMA (15615 PACIFIC AVENUE)
#225, KIRKLAND (12630A TOTEM LAKE BLVD)
#227, SPOKANE (WEST 2215 WELLESLEY)
#237, ABERDEEN (1109 E. WISHKAH)
#238, WENATCHEE (401 VALLEY MALL PARKWYA)
#240, BELLEVUE (4037 FACTORIA SQUARE MALL SE)
#241, REDMOND (17170 REDMOND WAY)
#246, RENTON (4601 NE SUNSET BOULEVARD)
#250, OLYMPIA (400 COOPER POINT ROAD SW)
#251, RICHLAND (1717 GEORGE WASHINGTON WAY)
#258, KENNEWICK (3017 W KENNEWICK AVENUE)
#266, MILL CREEK (16222 BOTHELL-EVERETT HIGHWAY)
#267, SILVERDALE (2890 NW BUCKLIN HILL ROAD)
#272, GIG HARBOR (4816 POINT FOSDICK DRIVE, NW)
#273, SPOKANE (9960 N NEWPORT HIGHWAY)
#275, WOODINVILLE (14051 NE WOODINVILLE/DUVALL RD)
#279, LYNNWOOD (19310 60TH AVENUE NE BLDG B)
#289, OLYMPIA (3000 PACIFIC AVENUE)
#305, TACOMA, (1015 N. PEARL STREET)
#317, PORT ORCHARD (1700 SE MILE HILL DR BLDG 100)

IDAHO (6)
#202, POCATELLO (800B YELLOSTONE AVENUE)
#235, NAMPA (1611 CALDWELL BOULEVARD)
#253, MOSCOW (2242 W. PULLMAN ROAD)
#261, BOISE (6650 GLENWOOD)
#308, IDAHO FALLS (1545 W. BROADWAY STREET)

MONTANA (2)
#274, MISSOULA (3025 PAXSON STREET)
#306, KALISPELL (1441 MONTANA HIGHWAY 35)

UTAH (8)
#233, LOGAN (1224 N. MAIN)
#263, SALT LAKE CITY (1198 BRICHYARD ROAD)
#283, SPANISH FORK (950 N. MAIN STREET)
#287, MIDVALE (7210 S. UNION PARK AVENUE)
#290, BOUNTIFUL (420 S. 500 W)
#304, WEST VALLEY CITY (3491 W. 3500 S)
#321, AMERICAN FORK (675 S. 500 E)

OREGON (6)
#286, BEND, (2600 NE HIGHWAY 20)
#293, MILWAUKIE (15550 SE MCLOUGHLIN BLVD)
#295, TIGARD (16200 SW PACIFIC HYW, SUITE X)
#312, MCMINNVILLE (2490 N. HIGHWAY 99 W)
#322, ALBANY, (1990 14TH AVENUE SE)
#325, THE DALLES (460 MT. HOOD ST)

NEVADA (2)
#268, SPARKS, NV (2400 ODDIE BLVD)
#316, CARSON CITY, NV (444 FAIRVIEW DR)

COLORADO (1)
#291, GRAND JUNCTION, CO (2830 NORTH AVE)

Exhibit 1.14

Occupancy Costs

Exhibit 3.1




ERNST HOME CENTER, INC.




The following procedures shall apply to the Sales 1 to be held at the Stores:

1. The Sale shall be conducted so that the Stores remain open during the normal hours of operation provided for in the applicable Leases.

2. The Sale shall be conducted in accordance with applicable state and local "Blue Laws" and thus, if applicable, no Sales shall be conducted on a Sunday.

3. Debtor and/or Consultant shall not distribute handbills, leaflets or other written materials to customers outside of the GOB Stores, except as permitted by the Lease or agreed to by the landlord, but may solicit customers in the Stores. Debtor and/or Consultant shall not use flashing lights or any type of amplified sound to advertise the Sale or solicit customers, except as permitted by the Lease or agreed to by the landlord. All advertising with respect to the Sale shall be truthful and not misleading and shall indicate that the Sale shall end on or before February 15, 1997.

4. The Sale shall end on or before the applicable Sale Termination Date as provided in the Consulting Agreement, which shall not be later than February 15, 1997.

5. At the conclusion of the Sale, Consultant will vacate the Stores in broom-clean condition, except for the removal of furniture, fixtures, equipment and remaining supplies, and shall leave the Stores in the same condition as at the commencement of the Sale, ordinary wear and tear excepted.

6. Neither Debtor nor Consultant shall augment or otherwise bring any new merchandise into the Stores (other than Merchandise at Debtor's distribution center pending distribution to the Stores and On Order Merchandise, if any), other than for purposes of consolidating Merchandise currently located at the Stores.

7. All display and hanging signs used by Debtor and/or Consultant in connection with the Sale shall be professionally lettered, and all hanging signs shall be hung in a professional manner. Additionally, there shall be no signs placed outside the Store premises, except as permitted by the Lease or agreed to by the

1 All defined terms used herein shall have the meanings ascribed to them in the Consulting Agreement.
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landlord.  Signs may contain the color white and no more than one of the following colors: navy, black, red or green. Layouts for signs to include more or different colors will be presented to Debtor for approval before production.

8. If sales are to be considered "final," conspicuous signs shall be posted near the registers in the Stores to the effect that all sales are "final."

9. During the Sale Term, Consultant shall continue to maintain
Debtor's existing practices with respect to credit card use, gift certificates, layaways and other related policies and procedures.

10. Neither Debtor nor Consultant shall make alterations to the storefront or exterior walls of the Stores (including the removal of Store signs) (the posting of signs, if allowed as provided for herein, shall not be deemed an alteration).

11. Neither Debtor nor Consultant shall make any alterations to interior or exterior Store lighting.

12. Debtor and Consultant shall keep the Store premises and surrounding area clear and orderly consistent with present practices.

13. The landlords shall have reasonable access to the Stores upon conclusion of the Sale solely for the purpose of dressing Store windows to minimize the appearance of a dark store.

14. No property of the landlords shall be removed or sold during the Sale.

15. Debtor shall only utilize existing furniture, fixtures and equipment to conduct the Sale, unless a landlord otherwise consents.

16. Debtor and Consultant shall designate a party to be contacted by the landlords should an issue arise concerning the conduct of the Sale.

17. To the extent not specifically abrogated by the order approving the Sale, the terms of the Leases shall remain binding on Debtor and Consultant (including obligations for the payment of rent).

Exhibit 8.1(f)

Lease Rejection Claims

Exhibit 13.1

Debtor Insurance Policies

Exhibit 13.2


Consultant Insurance Policies

Exhibit 14.1(a)

Bankruptcy Court Order

Judge: The Honorable Karen A.
Overstreet Chapter: 11
Hearing Location:  Seattle, Room 427
Hearing Date:  *
Hearing Time:  *
Response Date: *

IN THE UNITED STATES BANKRUPTCY COURT FOR THE WESTERN DISTRICT OF

WASHINGTON AT SEATTLE

ERNST HOME CENTER, INC. and EDC, INC.,

Debtors.

Taxpayer Identification Nos. 91-0213470, 91-1542092

Debtors' Address:
1511 Sixth Avenue
Seattle, WA  98101

BANKRUPTCY NO. 96-10129
BANKRUPTCY NO. 96-10135
(jointly administered)

DECLARATION OF WILLIAM WEINSTEIN
PURSUANT TO SECTION 327 OF THE
BANKRUPTCY CODE AND RULE 2014(a) OF
THE FEDERAL RULES OF BANKRUPTCY
PROCEDURE


COMMONWEALTH OF MASSACHUSETTS)
) ss.
COUNTY OF MIDDLESEX)


I, William S. Weinstein, declare as
follows:

1. I am over eighteen years of age
and, if called as a witness, I could
and would competently testify to the
matters set forth herein from my own
personal knowledge, except as
otherwise stated.

2. I am a principal of The Ozer Group,
one of the members of AOS Investments,
LLC ("AOS"), a Delaware limited
liability company, located at 3236
Stone Valley Road West, Alamo,
California 94501.  I make this
declaration pursuant to section 327 of
title 11 of the United States Code
(the "Bankruptcy Code"), and Rule
2014(a) of the Federal Rules of
Bankruptcy Procedure (the "Bankruptcy
Rules"), in support of the motion of
Ernst Home Center, Inc. ("Ernst") for
an

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

order, inter alia, authorizing Ernst
to retain and employ AOS as a
liquidation and real estate consultant
(the "Motion") in these chapter 11
cases.

3. Neither I nor AOS, nor any of its
officers of employees, insofar as I
have been able to ascertain, other
than in connection with these cases,
has any connection (connection being
defined as a professional
relationship) with Ernst, its
creditors or any other party in
interest herein or their respective
attorneys or accountants, except that
from time to time, AOS (a) may have
appeared in the past, and may appear
in the future, in other cases
where one or more of said parties may
have been or may be involved and (b)
may have been retained by certain
creditors and other parties in
interest or their attorneys,
accountants or professionals in
matters unrelated to these cases.

4. Neither I nor AOS, nor any of its
officers or employees, insofar as I
have been able to ascertain,
represents any interest adverse to
Ernst or its estate in the matters for
which AOS is proposed to be retained.
To the best of my knowledge, AOS is a
"disinterested person" as that term is
defined in section 101(14) of the
Bankruptcy Code.

5. Neither I nor AOS, nor any of its
officers or employees, will, while
employed by Ernst, represent in
connection with these cases any other
entity having an interest adverse to
Ernst or its estate.

6. AOS is not a creditor of Ernst.  I
have advised Ernst of AOS's
willingness to serve as its
liquidation and real estate consultant
subject to the approval of the Motion
by this Court.  AOS shall

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

receive compensation for its
consulting services in accordance with
the terms of the Consulting Agreement,
dated November 18, 1996 between Ernst
and AOS, a copy of which is annexed to
the Motion as Exhibit B.

7. No promises have been received by
AOS or any of its officers or
employees as to compensation in
connection with these cases.  AOS has
no agreement with any other entity to
share with such entity any
compensation received by AOS in
connection with these cases.

8. Accordingly, I believe that AOS is
eligible for employment and retention
by Ernst pursuant to section 327 of
the Bankruptcy Code and the applicable
Bankruptcy Rules.



/s/ William Weinstein
William S. Weinstein

Sworn to and subscribed
before me this     day of
November, 1996.







/s/ signature
Notary Public
Page 3

Judge: The Honorable Karen A.
Overstreet Chapter: 11
Hearing Location:  Seattle, Room 427
Hearing Date:  N/A
Hearing Time:  N/A
Response Date: N/A


IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In re:

ERNST HOME CENTER, INC. and EDC, INC.,

                  Debtors.
Taxpayer Identification Nos. 91-
0213470, 91-1542092
Debtors' Address:
1511 Sixth Avenue
Seattle, WA  98101

BANKRUPTCY NO. 96-10129
BANKRUPTCY NO. 96-10135
(jointly administered)

NOTICE OF LEASE REJECTION

Notice is hereby given that, pursuant
to the order of the Honorable Karen A.
Overstreet, United States Bankruptcy
Judge, dated November 22, 1996, the
lease with respect to the premises
located at [address] is hereby
rejected pursuant to 11 U.S.C. Section
365(a), effective on [date] (the
"Effective Date").

Please take further notice that, if
[lessor] has a claim arising from, or
relating to, the rejection of the
lease, it must file a

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

proof of claim with the United States
Bankruptcy Court for the Western
District of Washington, Park Place
Building, Room 315, 1200 Sixth Avenue,
Seattle, Washington 98101, within
thirty days of the Effective Date or
be forever barred from filing a claim
against the above captioned debtors.
DATED this _____ day of November,
1996.

JONES, DAY, REAVIS AND POGUE
599 Lexington Avenue
New York, New York  10022
Marc S. Kirschner
Lawrence P. Gottesman
(212) 326-3939
Attorneys for Debtors

- and -

RYAN, SWANSON & CLEVELAND









By
Timothy W. Dore
WSBA No. 17131
Attorneys for Debtors

4